Exhibit 99.1

Contact:	Barbara Bower
Trammell Crow Company
(214) 863-3000

FOR IMMEDIATE RELEASE

TRAMMELL CROW COMPANY ANNOUNCES RESIGNATION OF
REBECCA McDONALD FROM BOARD OF DIRECTORS

DALLAS, Texas, May 19, 2004 — Trammell Crow Company (NYSE:TCC), one of the nation’s largest diversified commercial real estate services companies, today announced the resignation of Rebecca A. McDonald from its Board of Directors, effective immediately.  Ms. McDonald cited as the reason for her resignation the international travel demands of her new position as President, Gas & Power for BHP Billiton.

Commenting on Ms. McDonald’s resignation, Bob Sulentic, Chairman and Chief Executive Officer of Trammell Crow Company, stated, “In March 2004, Rebecca was offered the opportunity to go to work for BHP Billiton as its President, Gas & Power.  This position requires Rebecca to spend a substantial majority of her time traveling internationally.  After her initial transition into this new position, Rebecca determined that it was impractical for her to continue her service on our Board.  It was with great regret that our Board accepted her resignation at our meeting this morning.  I want to thank Rebecca for all of the hard work and leadership she has provided to Trammell Crow Company since joining our Board in October 2001.  We wish her well in her new position and in all of her other endeavors.”

Founded in 1948, Trammell Crow Company is one of the largest diversified commercial real estate services companies in the United States. Through its Global Services Group, the company provides building management, brokerage and project management services to both investors in and users of commercial real estate. Development and investment services are provided through the company’s Development & Investment Group.  In addition to its full service offices located throughout the United States, the company has offices in Canada, Europe, Asia and Latin/South America focused on the delivery of real estate services to corporate customers. The company delivers brokerage services outside the United States through strategic alliances with leading providers - in Europe and Asia, through Savills, plc, a leading property services company based in the United Kingdom; and in Canada, through JJ Barnicke, a leading Canadian real estate services provider. Trammell Crow Company is traded on the New York Stock Exchange under the ticker symbol “TCC” and is located on the World Wide Web at www.trammellcrow.com.